Securities and Exchange Commission
Division of Corporation Finance
Filing Room #1004
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      CDX.com Incorporated
                  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have been retained by CDX.com Incorporated (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form S-1, to
be filed by the Company with the Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

         In connection with the request, we have examined the following:

1.       Articles of Incorporation of the Company;

2.       Bylaws of the Company;

3.       The Registration Statement; and

4.       Resolutions of the Company's Board of Directors relating to the Registration
         Statement.

        We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the
Company to be sold pursuant to the Registration Statement are duly authorized and, when sold in accordance with the terms set forth in the Registration
Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of Colorado.

We hereby consent to the inclusion of our opinion in the Registration Statement.

                                                     Sincerely,

                                                     /s/ THOMAS P. MCNAMARA, P.A.

                                                     By: Thomas P. McNamara